Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $1.8 million, down $1.8 million, compared to $3.6 million in third quarter of 2021
●	Diluted earnings per share of $0.42, down $0.39, compared to $0.81 in third quarter of 2021
●	Provision for loan losses of $0.6 million, up $1.5 million from ($0.9) million in third quarter of 2021
●	Gain on sales of loans of $0.4 million, down $1.1 million from $1.5 million in third quarter of 2021
●	Net interest margin of 3.13%, down 19 basis points, compared to 3.32% in third quarter of 2021

Year to Date Summary

●	Net income of $5.6 million, down $6.0 million, compared to $11.6 million in first nine months of 2021
●	Diluted earnings per share of $1.27, down $1.28, compared to $2.55 in first nine months of 2021
●	Provision for loan losses of $0.9 million, up $3.3 million from ($2.4) million in first nine months of 2021
●	Gain on sales of loans of $2.1 million, down $2.8 million from $4.9 million in first nine months of 2021
●	Net interest margin of 3.06%, down 25 basis points, compared to 3.31% in first nine months of 2021

Net Income Summary

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2022	2021	2022	2021
Net income	$1,831	3,619	$5,607	11,565
Diluted earnings per share	0.42	0.81	1.27	2.55
Return on average assets (annualized)	0.67%	1.45%	0.71%	1.60%
Return on average equity (annualized)	6.30%	13.18%	6.59%	14.57%
Book value per share	$20.02	23.93	$20.02	23.93

ROCHESTER, MINNESOTA, October 20, 2022 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.0 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.8 million for the third quarter of 2022, a decrease of $1.8 million, compared to net income of $3.6 million for the third quarter of 2021. Diluted earnings per share for the third quarter of 2022 was $0.42, a decrease of $0.39, compared to diluted earnings per share of $0.81 for the third quarter of 2021. The decrease in net income between the periods was primarily because of a $1.5 million increase in the provision for loan losses. The provision for loan losses increased between the periods primarily because of the loan portfolio growth and also because of an increase in qualitative reserves due to the perceived negative impact on borrower finances from rising inflation and interest rates. Net income was also negatively impacted by a $1.1 million decrease in the gain on sales of loans due to a decrease in mortgage loan originations and sales. Income tax expense decreased $0.7 million as a result of the decreased pre-tax income between the periods.

President’s Statement

“We are pleased to report the loan growth that was experienced and the positive impact it had on our net interest income,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The increases in the prime interest rate during the first nine months of 2022 also had a positive impact on our net interest income. The combined impact of these items helped offset the reduction in interest income as a result of recording fewer yield enhancements related to the Paycheck Protection Program (PPP) between the periods.”

Third Quarter Results

Net Interest Income

Net interest income was $8.3 million for the third quarter of 2022, an increase of $0.3 million, or 3.1%, from $8.0 million for the third quarter of 2021. Interest income was $8.6 million for the third quarter of 2022, an increase of $0.2 million, or 2.7%, from $8.4 million for the third quarter of 2021. Interest income increased primarily because of the $89.9 million increase in the average interest-earning assets between the periods, which was partially offset by a decrease in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.26% for the third quarter of 2022, a decrease of 21 basis points from 3.47% for the third quarter of 2021. The decrease in the average yield is primarily related to the $0.8 million decrease between the periods in the yield enhancements recognized on PPP loans.

Interest expense was $0.3 million for the third quarter of 2022, a decrease of $0.1 million, or 5.6%, from $0.4 million for the third quarter of 2021. Interest expense decreased, despite the $92.1 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods, primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.14% for the third quarter of 2022, a decrease of 2 basis points from 0.16% for the third quarter of 2021. The decrease in the interest paid on interest-bearing liabilities was primarily because of the repricing of maturing certificates of deposit in the continued low interest rate environment. Net interest margin (net interest income divided by average interest-earning assets) for the third quarter of 2022 was 3.13%, a decrease of 19 basis points, compared to 3.32% for the third quarter of 2021. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets. The decrease in the average yield is primarily related to the $0.8 million decrease between the periods in the yield enhancements recognized on PPP loans.

A summary of the Company’s net interest margin for the three and nine month periods ended September 30, 2022 and 2021 is as follows:

	For the three month period ended
	September 30, 2022			September 30, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$288,747	811	1.11%	$215,811	514	0.94%
Loans held for sale	1,806	26	5.72	5,991	40	2.63
Single family loans, net	187,340	1,646	3.49	164,591	1,442	3.48
Commercial loans, net	465,192	5,270	4.49	420,062	5,840	5.52
Consumer loans, net	43,403	531	4.86	43,955	515	4.65
Other	64,022	347	2.15	110,173	50	0.18
Total interest-earning assets	1,050,510	8,631	3.26	960,583	8,401	3.47

Interest-bearing liabilities:
Checking accounts	159,854	46	0.11	155,373	45	0.11
Savings accounts	126,427	19	0.06	115,526	18	0.06
Money market accounts	294,763	207	0.28	249,335	138	0.22
Certificate accounts	73,355	68	0.37	91,595	159	0.69
Total interest-bearing liabilities	654,399			611,829
Non-interest checking	309,616			259,721
Other non-interest bearing deposits	2,548			2,923
Total interest-bearing liabilities and non-interest bearing deposits	$966,563	340	0.14	$874,473	360	0.16
Net interest income		$8,291			$8,041
Net interest rate spread			3.12%			3.31%
Net interest margin			3.13%			3.32%

	For the nine month period ended
	September 30, 2022			September 30, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$294,394	2,415	1.10%	$192,877	1,514	1.05%
Loans held for sale	2,820	91	4.32	5,303	114	2.88
Single family loans, net	177,842	4,593	3.45	154,992	4,189	3.61
Commercial loans, net	458,017	15,229	4.45	433,514	16,783	5.18
Consumer loans, net	42,010	1,476	4.70	47,779	1,668	4.67
Other	44,950	449	1.34	99,778	116	0.16
Total interest-earning assets	1,020,033	24,253	3.18	934,243	24,384	3.49

Interest-bearing liabilities:
Checking accounts	158,665	126	0.11	156,983	137	0.12
Savings accounts	123,896	54	0.06	111,715	52	0.06
Money market accounts	271,005	497	0.25	238,011	408	0.23
Certificate accounts	78,845	233	0.39	95,537	626	0.88
Advances and other borrowings	656	5	1.04	0	0	0.00
Total interest-bearing liabilities	633,067			602,246
Non-interest checking	303,365			249,215
Other non-interest bearing deposits	2,511			2,632
Total interest-bearing liabilities and non-interest bearing deposits	$938,943	915	0.13	$854,093	1,223	0.19
Net interest income		$23,338			$23,161
Net interest rate spread			3.05%			3.30%
Net interest margin			3.06%			3.31%

Provision for Loan Losses

The provision for loan losses was $0.6 million for the third quarter of 2022, an increase of $1.5 million compared to ($0.9) million for the third quarter of 2021. The provision for loan losses increased between the periods primarily because of the loan portfolio growth and also because of an increase in the qualitative reserves due to the perceived negative impact on borrowers from inflation and rising interest rates. The credit provision recorded in 2021 was primarily the result of improvements in the underlying operations supporting many of the loans that were initially negatively impacted by the COVID-19 pandemic in 2020.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on the size and risk characteristics of the portfolio and past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the quarter primarily because of the loan portfolio growth and because of an increase in the required qualitative reserves. The qualitative reserves for loan losses related to the disruption in business activity as a result of the COVID-19 pandemic was reduced during the quarter because of a perceived reduction in this risk due to improving conditions. The reduction in pandemic related qualitative reserves was entirely offset by an increase in the qualitative reserves for other economic factors. The other qualitative reserves were increased due to a perceived deterioration of economic conditions during the quarter, including the elevated inflation rate, and enacted and expected increases in the federal funds rate. Total non-performing assets were $1.8 million at September 30, 2022, a decrease of $2.5 million, or 57.8%, from $4.3 million at June 30, 2022. Non-performing loans decreased $2.5 million and foreclosed and repossessed assets did not change during the third quarter of 2022. The decrease in nonperforming loans is primarily related to a $3.3 million decrease in nonperforming commercial real estate loans, primarily because of a $3.1 million loan in the hospitality industry that was reclassified as performing during the quarter. This decrease in non-performing loans was partially offset by increases of $0.2 million and $0.6 million in nonperforming mortgage and commercial loans, respectively.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2022 and 2021 is summarized as follows:

(Dollars in thousands)	2022	2021
Balance at June 30	$9,644	9,915
Provision	579	(886)
Charge offs:
Commercial real estate	(90)	0
Consumer	(8)	0
Recoveries	16	41
Balance at September 30	$10,141	9,070

Allocated to:
General allowance	$9,993	8,784
Specific allowance	148	286
	$10,141	9,070

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2021.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2022	2022	2021
Non‑performing loans:
Single family	$732	$565	$340
Commercial real estate	0	3,286	3,757
Consumer	440	436	517
Commercial	639	7	7
Total	1,811	4,294	4,621

Foreclosed and repossessed assets:
Commercial real estate	0	0	290
Total non‑performing assets	$1,811	$4,294	$4,911
Total as a percentage of total assets	0.17%	0.40%	0.46%
Total as a percentage of total loans receivable	0.24%	0.62%	0.70%
Allowance for loan loss to non-performing loans	559.85%	224.61%	200.81%

Delinquency data:
Delinquencies (1)
30+ days	$1,660	$2,504	$1,418
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.22%	0.36%	0.21%
90+ days	0.00%	0.00%	0.00%
(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.1 million for the third quarter of 2022, a decrease of $1.0 million, or 32.7%, from $3.1 million for the third quarter of 2021. Gain on sales of loans decreased $1.1 million between the periods primarily because of a decrease in single family loan originations and sales. Other non-interest income increased slightly due primarily to an increase in the fees earned on the sale of uninsured investment products. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. Fees and service charges increased slightly between the periods due primarily to an increase in overdraft fees.

Non-interest expense was $7.2 million for the third quarter of 2022, an increase of $0.3 million, or 3.9%, from $6.9 million for the third quarter of 2021. Compensation and benefits expense increased $0.4 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the reduced mortgage loan production between the periods. Data processing expenses increased $0.1 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022. Other non-interest expense increased slightly between the periods primarily because of an increase in marketing expenses. These increases in non-interest expense were partially offset by a $0.2 million decrease in occupancy and equipment expense due primarily to a decrease in rent expense between the periods as a result of purchasing the combined corporate and branch location in Rochester, Minnesota in the fourth quarter of 2021. Professional services expense decreased $0.1 million between the periods primarily because of a decrease in legal expenses relating to a bankruptcy litigation claim that was settled during the first quarter of 2022.

Income tax expense was $0.8 million for the third quarter of 2022, a decrease of $0.7 million from $1.5 million for the third quarter of 2021. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2022 was 0.67%, compared to 1.45% for the third quarter of 2021. Return on average equity (annualized) was 6.30% for the third quarter of 2022, compared to 13.18% for the same period in 2021. Book value per common share at September 30, 2022 was $20.02, compared to $23.93 at September 30, 2021. The reduction in the book value per common share between the periods is primarily related to the increase in the unrealized losses on the available for sale securities portfolio that were recorded in equity as other comprehensive losses.

Nine Month Period Results

Net Income

Net income was $5.6 million for the nine month period ended September 30, 2022, a decrease of $6.0 million, or 51.5%, compared to net income of $11.6 million for the nine month period ended September 30, 2021. Diluted earnings per share for the nine month period ended September 30, 2022 was $1.27, a decrease of $1.28 per share, compared to diluted earnings per share of $2.55 for the same period in 2021. The decrease in net income between the periods was primarily because of a $3.3 million increase in the provision for loan losses. The provision for loan losses increased between the periods primarily because of the loan portfolio growth and also because of an increase in qualitative reserves due to the perceived negative impact on borrower finances from inflation and rising interest rates. Net income was also negatively impacted by a $2.8 million decrease in the gain on sales of loans due to a decrease in mortgage loan originations and sales, a $1.4 million decrease in other non-interest income primarily because of a decrease in the gains that were realized on the sale of real estate owned between the periods, and a $0.9 million increase in compensation and benefits expense primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan originations. These decreases in net income were partially offset by a $2.3 million decrease in income tax expense as a result of the decrease in pre-tax income between the periods.

Net Interest Income

Net interest income was $23.3 million for the first nine months of 2022, an increase of $0.1 million, or 0.8%, from $23.2 million for the same period in 2021. Interest income was $24.3 million for the nine month period ended September 30, 2022, a decrease of $0.1 million, or 0.5%, from $24.4 million for the same nine month period in 2021. Interest income decreased, despite the $85.8 million increase in the average interest-earning assets between the periods, primarily because of a decrease in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.18% for the first nine months of 2022, a decrease of 31 basis points from 3.49% for the first nine months of 2021. The decrease in the average yield is primarily related to the $2.0 million decrease between the periods in the yield enhancements recognized on PPP loans.

Interest expense was $0.9 million for the first nine months of 2022, a decrease of $0.3 million, or 25.2%, compared to $1.2 million for the same period of 2021. Interest expense decreased, despite the $84.8 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods, primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.13% for the first nine months of 2022, a decrease of 6 basis points from 0.19% for the first nine months of 2021. The decrease in the interest paid on interest-bearing liabilities was primarily because of the repricing of maturing certificates of deposit in the continued low interest rate environment. Net interest margin (net interest income divided by average interest-earning assets) for the first nine months of 2022 was 3.06%, a decrease of 25 basis points, compared to 3.31% for the first nine months of 2021. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets. The decrease in the average yield is primarily related to the $2.0 million decrease between the periods in the yield enhancements recognized on PPP loans.

Provision for Loan Losses

The provision for loan losses was $0.9 million for the first nine months of 2022, an increase of $3.3 million compared to ($2.4) million for the first nine months of 2021. The provision for loan losses increased between the periods primarily because of the loan portfolio growth and also because of an increase in qualitative reserves due to the perceived negative impact on borrowers from inflation and rising interest rates. The credit provision recorded in the first nine months of 2021 was primarily the result of improvements in the underlying operations supporting many of the loans that were initially negatively impacted by the COVID-19 pandemic in 2020.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on the size and risk characteristics of the portfolio and past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the quarter primarily because of the loan portfolio growth and because of an increase in the required qualitative reserves. The qualitative reserves for loan losses related to the disruption in business activity as a result of the COVID-19 pandemic was reduced during the first nine months of 2022 because of a perceived reduction in this risk due to improving conditions. The reduction in pandemic related qualitative reserves was entirely offset by an increase in the qualitative reserves for other economic factors. The other qualitative reserves were increased due to a perceived deterioration of economic conditions during the first nine months of 2022, including the elevated inflation rate, and enacted and expected increases in the federal funds rate. Total non-performing assets were $1.8 million at September 30, 2022, a decrease of $3.1 million, or 63.1%, from $4.9 million at December 31, 2021. Non-performing loans decreased $2.8 million and foreclosed and repossessed assets decreased $0.3 million during the first nine months of 2022. The decrease in nonperforming loans is related to a $3.7 million decrease in non-performing commercial real estate loans, primarily because of a $3.1 million loan in the hospitality industry that was reclassified as performing during the first nine months of 2022. Non-performing consumer loans also decreased $0.1 million during the period. These decreases in non-performing loans were partially offset by increases of $0.4 million and $0.6 million in nonperforming mortgage and commercial loans, respectively.

A reconciliation of the allowance for loan losses for the nine month periods ended September 30, 2022 and 2021 is summarized as follows:

(Dollars in thousands)	2022	2021
Balance at January 1,	$9,279	10,699
Provision	941	(2,353)
Charge offs:
Consumer	(24)	(42)
Commercial real estate	(90)	0
Recoveries	35	766
Balance at September 30,	$10,141	9,070

Non-Interest Income and Expense

Non-interest income was $6.9 million for the first nine months of 2022, a decrease of $4.1 million, or 37.1%, from $11.0 million for the same period of 2021. Gain on sales of loans decreased $2.8 million between the periods primarily because of a decrease in single family loan originations and sales. Other non-interest income decreased $1.4 million due primarily because of a decrease in the gains that were realized on the sale of real estate owned between the periods. Fees and service charges increased $0.1 million between the periods due primarily to an increase in overdraft fees. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others.

Non-interest expense was $21.4 million for the first nine months of 2022, an increase of $1.0 million, or 5.1%, from $20.4 million for the same period of 2021. Compensation and benefits expense increased $0.9 million primarily because of a decrease in the direct loan origination compensation costs that were deferred as a result of the decreased mortgage loan production between the periods. Data processing expenses increased $0.3 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022.

Professional services expense increased $0.2 million between the periods primarily because of an increase in legal expenses relating to a bankruptcy litigation claim that was settled during the first quarter of 2022. These increases in non-interest expense were partially offset by a $0.4 million decrease in occupancy and equipment expense due primarily to a decrease in rent expense between the periods as a result of purchasing the combined corporate and branch location in Rochester, Minnesota in the fourth quarter of 2021. Other non-interest expense decreased slightly between the periods primarily because of a decrease in mortgage servicing expense due to the reduction in prepayments on mortgage loan being serviced for others.

Income tax expense was $2.3 million for the first nine months of 2022, a decrease of $2.3 million from $4.6 million for the same period of 2021. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the nine month period ended September 30, 2022 was 0.71%, compared to 1.60% for the same period in 2021. Return on average equity (annualized) was 6.59% for the nine month period ended September 30, 2022, compared to 14.57% for the same period in 2021. Book value per common share at September 30, 2022 was $20.02, compared to $23.93 at September 30, 2021. The reduction in the book value per common share between the periods is primarily related to the increase in the unrealized losses on the available for sale securities portfolio that were recorded in equity as other comprehensive losses.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “estimate,” “intend,” “look,” “believe,” “anticipate,” “project,” “continue,” “may,” “will,” “would,” “could,” “target,” “goal,” “should,” and “trend,” or similar statements or variations of such terms and include, but are not limited to, those relating to: maintaining credit quality; maintaining net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; enacted and expected changes to the federal funds rate; the anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, the Bank’s clients, and the allowance for loan losses; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest earning assets; the amount and compositions of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends or repurchases of stock by HMN; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the deterioration in economic conditions and the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2022	2021
	(unaudited)
Assets
Cash and cash equivalents	$18,645	94,143
Securities available for sale:
Mortgage-backed and related securities (amortized cost $226,499 and $247,275)	195,952	245,397
Other marketable securities (amortized cost $55,697 and $40,691)	53,260	40,368
	249,212	285,765

Loans held for sale	1,934	5,575
Loans receivable, net	740,280	652,502
Accrued interest receivable	2,662	2,132
Mortgage servicing rights, net	3,117	3,280
Premises and equipment, net	16,751	17,373
Goodwill	802	802
Core deposit intangible	0	10
Prepaid expenses and other assets	5,087	5,427
Deferred tax asset, net	9,303	2,529
Total assets	$1,047,793	1,069,538

Liabilities and Stockholders’ Equity
Deposits	$947,557	950,666
Accrued interest payable	53	63
Customer escrows	3,332	2,143
Accrued expenses and other liabilities	7,141	6,635
Total liabilities	958,083	959,507
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value):
authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,894	40,740
Retained earnings, subject to certain restrictions	136,230	131,413
Accumulated other comprehensive loss	(25,041)	(1,583)
Unearned employee stock ownership plan shares	(1,111)	(1,256)
Treasury stock, at cost 4,647,686 and 4,564,087 shares	(61,353)	(59,374)
Total stockholders’ equity	89,710	110,031
Total liabilities and stockholders’ equity	$1,047,793	1,069,538

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive (Loss) Income

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
Interest income:
Loans receivable	$7,473	7,837	21,389	22,754
Securities available for sale:
Mortgage-backed and related	691	457	2,126	1,288
Other marketable	120	57	289	226
Other	347	50	449	116
Total interest income	8,631	8,401	24,253	24,384

Interest expense:
Deposits	340	360	910	1,223
Advances and other borrowings	0	0	5	0
Total interest expense	340	360	915	1,223
Net interest income	8,291	8,041	23,338	23,161
Provision for loan losses	579	(886)	941	(2,353)
Net interest income after provision for loan losses	7,712	8,927	22,397	25,514

Non-interest income:
Fees and service charges	821	810	2,397	2,332
Loan servicing fees	406	389	1,188	1,168
Gain on sales of loans	414	1,471	2,096	4,909
Other	413	381	1,264	2,639
Total non-interest income	2,054	3,051	6,945	11,048

Non-interest expense:
Compensation and benefits	4,355	3,948	12,805	11,865
Occupancy and equipment	918	1,090	2,865	3,301
Data processing	513	384	1,443	1,099
Professional services	306	409	1,095	895
Other	1,082	1,075	3,201	3,205
Total non-interest expense	7,174	6,906	21,409	20,365
Income before income tax expense	2,592	5,072	7,933	16,197
Income tax expense	761	1,453	2,326	4,632
Net income	1,831	3,619	5,607	11,565
Other comprehensive loss, net of tax	(7,189)	(688)	(23,458)	(1,508)
Comprehensive (loss) income available to common stockholders	$(5,358)	2,931	(17,851)	10,057
Basic earnings per share	$0.42	0.82	1.28	2.57
Diluted earnings per share	$0.42	0.81	1.27	2.55

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2022	2021	2022	2021
I. OPERATING DATA:
Interest income	$8,631	8,401	24,253	24,384
Interest expense	340	360	915	1,223
Net interest income	8,291	8,041	23,338	23,161

II. AVERAGE BALANCES:
Assets (1)	1,088,301	992,620	1,058,020	967,890
Loans receivable, net	695,935	628,608	677,869	636,285
Securities available for sale (1)	288,747	215,811	294,394	192,877
Interest-earning assets (1)	1,050,510	960,583	1,020,033	934,243
Interest-bearing liabilities and non-interest bearing deposits	966,563	874,473	938,943	854,093
Equity (1)	115,183	108,955	113,783	106,108

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.67%	1.45%	0.71%	1.60%
Interest rate spread information:
Average during period	3.12	3.31	3.05	3.30
End of period	3.27	3.12	3.27	3.12
Net interest margin	3.13	3.32	3.06	3.31
Ratio of operating expense to average total assets (annualized)	2.62	2.76	2.71	2.81
Return on average equity (annualized)	6.30	13.18	6.59	14.57
Efficiency	69.35	62.26	70.70	59.53

	Sep 30, 2022	Dec 31, 2021	Sep 30, 2021
IV. EMPLOYEE DATA:
Number of full time equivalent employees	168	164	168

V. ASSET QUALITY:
Total non-performing assets	$1,811	4,911	1,788
Non-performing assets to total assets	0.17%	0.46%	0.17%
Non-performing loans to total loans receivable	0.24	0.70	0.28
Allowance for loan losses	$10,141	9,279	9,070
Allowance for loan losses to total assets	0.97%	0.87%	0.87%
Allowance for loan losses to total loans receivable	1.35	1.40	1.44
Allowance for loan losses to non-performing loans	559.85	200.81	507.15

VI. BOOK VALUE PER SHARE:
Book value per share common share	$20.02	24.11	23.93

	Nine Months Ended Sep 30, 2022	Year Ended Dec 31, 2021	Nine Months Ended Sep 30, 2021
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	8.56%	10.29%	10.61%
Average stockholders’ equity to average assets (1)	10.75	10.92	10.96
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits(1)	108.64	109.17	109.38
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	11.47	13.18	13.85
Tier 1 capital leverage ratio	8.95	9.47	9.64
Tier 1 capital ratio	11.47	13.18	13.85
Risk-based capital	12.66	14.43	15.10

  1)    Average balances were calculated based upon amortized cost without the market value impact of ASC 320.